INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation of our report dated May 11, 2005 in this Registration Statement on Form SB-1/A of Mentor Promotions, Inc.

We also consent to the references to us under the heading "Experts" in such Document.

May 13, 2005

/s/ Lopez, Blevins, Bork & Associates, LLP
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Lopez, Blevins, Bork & Associates, LLP
Houston, Texas